Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders

of Amerityre Corporation

Boulder City, Nevada

We hereby consent to the incorporation by reference in this Registration Statement of Amerityre Corporation of our report, dated September 1, 2005, which includes an emphasis paragraph relating to an uncertainty as to the Company’s ability to continue as a going concern, for the year ended June 30, 2005, and to all other references of our firm included in this Registration Statement on Form S-3/A.

/s/    HJ & Associates, LLC

HJ & Associates, LLC

Salt Lake City, Utah

June 22, 2006